SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): October 15, 1997
                        Commission File Number: 0-25386


                               FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0504461
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)



           3006 HIGHLAND DRIVE
                SUITE 206
           SALT LAKE CITY, UTAH                       84106
     (Address of Principal Executive                (Zip Code)
                 Offices)

              Registrant's Telephone Number, including Area Code:
                               (801) 486-5555



                                    N/A
     (Former name, former address, and formal fiscal year, if changed since last report)



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                             ITEM 5.  OTHER EVENTS
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FX Energy, Inc. ("FX Energy" or the "Company") announced on October 15, 1997, that the Ministry of Natural Resources, Environmental Protection and Forestry had awarded the Company exclusive oil and gas exploration rights to two new concession areas in Poland. One area, encompassing approximately 1.5 million acres, is located in the southwest Carpathian region of the country and extends to Poland's border with Slovakia to the south and the Czech Republic to the west. The area covered by this concession was previously established as an "area of mutual interest" under the Company's April 16, 1997, agreement with Apache Corporation. In accordance with the terms of the agreement, FX Energy will offer Apache the opportunity to participate with FX Energy in the exploration and development of this concession.

The Company was also awarded eight blocks in the northwest of Poland covering approximately 2 million acres. These blocks are north and east of the recently awarded CalEnergy blocks are located in the central Polish trough. FX Energy intends to review existing seismic and well data and to seek an industry partner to participate in the exploration of the northwest concession area.

FX Energy produces oil from fields in Montana and Nevada and is actively pursuing other oil and gas opportunities internationally and in the western United States. Its stock is traded on the Nasdaq National Market System.



For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 1996 annual report on Form 10-KSB and other SEC reports.

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                                   SIGNATURES
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 17, 1997               FX ENERGY, INC.



                                       By: /s/ Scott J. Duncan, Vice President